Exhibit 99.1

Itron Announces Second Quarter 2014 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 5, 2014--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter and six months ended June 30, 2014. Highlights for the quarter include:

• Quarterly revenues of $489 million, an increase of 1.5 percent over the prior year;

• Quarterly GAAP diluted earnings per share of 49 cents, an increase of 18 cents over the prior year;

• Quarterly non-GAAP diluted earnings per share of 54 cents, a decrease of 4 cents from the prior year;

• Quarterly adjusted EBITDA of $47 million, an increase of 6 percent over the prior year;

• Twelve-month backlog of $675 million and total backlog of $1.3 billion; and

• Quarterly bookings of $478 million.

“Our strong second quarter results were driven by double-digit revenue growth and solid execution in our gas and water segments,” said Philip Mezey, Itron’s president and chief executive office. “This was our third consecutive quarter of year over year growth in both revenue and adjusted EBITDA, reflecting our continued focus on delivering innovative technology and services to our customers while streamlining our operations. I am encouraged by our performance in the first half of 2014 and we have increased our financial guidance for the full year. In addition, we are making progress on the performance improvement plans for the electricity segment which will be a key driver of long-term company profitability.”

Financial Results

Revenues were $489 million for the quarter and $964 million for the first six months of 2014 compared with $482 million and $930 million for the same periods in 2013. Changes in foreign currency exchange rates favorably impacted revenues by approximately $1 million for the quarter and unfavorably impacted the first six months by $3 million. Excluding the impact from foreign currency, revenues increased $6 million, or 1.3 percent, for the quarter and $38 million, or 4 percent, for the six month period compared with the same periods in 2013. The increases for the quarter and six month period were driven by growth in the Water and Gas segments, which more than offset a decrease in the Electricity segment.

Gross margin for the quarter was 33.3 percent compared with the prior year period margin of 33.1 percent. For the first six months of 2014, gross margin was 32.9 percent compared with 32.2 percent in the prior year period. The improved gross margin for both the quarter and six month period was driven by the higher relative contribution from the Water and Gas segments, which have higher gross margins than the Electricity segment.

GAAP operating expenses were $131 million in the quarter compared with $142 million in the same period last year. The decrease was driven by lower restructuring expenses and reduced headcount, offset by increased variable compensation and intangible asset amortization. GAAP operating expenses for the first six months of 2014 were $281 million compared with $279 million in the 2013 period. The increase in operating expenses for the six month period was driven by increased intangible asset amortization expense, and higher general and administrative costs related to professional fees and compensation, partially offset by lower restructuring expenses and the impact of reduced headcount.

GAAP operating income for the quarter was $32 million compared with $18 million in the same period last year. The increase was driven by higher revenues and lower operating expenses. GAAP net income and diluted EPS for the quarter were $19.3 million, or 49 cents per share, compared with $12 million, or 31 cents per share, in the same period in 2013. The increase in GAAP net income for the quarter was driven by higher operating income, partially offset by a higher effective tax rate. Both the GAAP and non-GAAP estimated tax rate for full year 2014 has increased compared with 2013 due to the expiration of a research and development credit in the U.S. that has not yet been reinstated for the year, and the need for a valuation allowance on certain deferred tax assets.

GAAP operating income for the first six months of 2014 was $36 million compared with $20 million in the prior year period. The increase was driven by higher revenues and gross profit. GAAP net income and diluted earnings per share for the six month period were $19.0 million, or 48 cents per share, compared with net income of $15 million, or 38 cents per share, in the same period last year. The increase in GAAP net income was driven by higher operating income, partially offset by higher net interest expense, higher foreign exchange losses due to the devaluation of currencies in certain markets and a higher effective tax rate.

Non-GAAP operating expenses for the quarter, which excludes amortization of intangibles, restructuring charges, acquisition related expenses and goodwill impairment, were $128 million which is consistent with the prior year period. Increased variable compensation expense in the quarter was offset by the impact of reduced headcount and lower professional fees, litigation and other reserves. For the first six months of 2014, non-GAAP operating expenses were $260 million compared with $253 million in the prior year period. The increase was driven by higher general and administrative costs associated with professional fees and compensation, which were partially offset by the impact of lower headcount.

Non-GAAP operating income for the quarter was $35 million compared with $32 million in the same period last year. The increase in non-GAAP operating income was driven by higher revenue. Non-GAAP net income and diluted earnings per share for the quarter were $21 million, or 54 cents per share, compared with $23 million, or 58 cents per share, in the same period in 2013. The decrease in non-GAAP net income and earnings per share was attributable to higher operating income offset by a higher effective tax rate.

Non-GAAP operating income for the first six months of 2014 was $58 million compared with $47 million in the same period in 2013. The increase in non-GAAP operating income was driven by higher revenue and gross profit. Non-GAAP net income and diluted earnings per share for the first six months of 2014 were $34 million, or 85 cents per share, compared with $35 million, or 89 cents per share, in the same period in 2013. Non-GAAP net income was impacted by higher net interest expense, higher foreign exchange losses due to the devaluation of currencies in certain markets and a higher effective tax rate in 2014.

Free cash flow for the quarter was negative $10 million compared with positive $4 million in the second quarter of 2013. Free cash flow in the quarter was impacted by increased working capital primarily related to the timing of accounts receivable and accounts payable transactions, offsetting lower capital expenditures. During the first six months of 2014, free cash flow was $47.8 million, an improvement of nearly $58 million over 2013 due to higher profits, better relative working capital metrics and lower levels of capital expenditures.

The company repurchased 107,477 shares of common stock during the quarter at an average price of $39.23 per share pursuant to Board authorization to repurchase up to $50 million of Itron common stock over a 12- month period beginning March 2014.

Financial Guidance

Itron’s guidance for the full-year 2014 is as follows:

• Revenue between $1.9 and $1.975 billion
• Non-GAAP diluted earnings per share between $1.50 and $1.80

The company’s guidance for the year assumes a gross margin of approximately 31 to 32 percent, a non-GAAP effective tax rate of approximately 33 to 34 percent, average shares outstanding of approximately 39.5 million, and an average Euro to U.S. dollar exchange rate of $1.36.

Earnings Conference Call

Itron will host a conference call to discuss the financial results contained in this release at 5:00 p.m. Eastern Daylight Time (EDT) on Aug. 5, 2014. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and are accessible on Itron’s website at http://investors.itron.com/events.cfm. The webcast replay will be available within 90 minutes of the conclusion of the live call and will be available for two weeks. A telephone replay of the conference call will be available at 10:00 p.m. EDT on Aug. 5, 2014 through 10:00 p.m. EDT on Aug. 10, 2014. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 8607656.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Forward Looking Statements

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2013 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$489,353	$482,175	$964,148	$929,711
Cost of revenues	326,312	322,587	646,572	630,000
Gross profit	163,041	159,588	317,576	299,711

Operating expenses
Sales and marketing	46,119	46,182	93,728	94,398
Product development	43,999	43,481	88,408	87,689
General and administrative	37,680	38,317	78,087	71,912
Amortization of intangible assets	11,109	10,247	22,179	20,991
Restructuring expense	(7,793)	3,385	(2,269)	4,398
Goodwill impairment	-	-	977	-
Total operating expenses	131,114	141,612	281,110	279,388

Operating income	31,927	17,976	36,466	20,323
Other income (expense)
Interest income	53	194	150	1,255
Interest expense	(2,913)	(2,336)	(5,822)	(4,674)
Other income (expense), net	(1,375)	(1,742)	(3,873)	(2,559)
Total other income (expense)	(4,235)	(3,884)	(9,545)	(5,978)

Income before income taxes	27,692	14,092	26,921	14,345
Income tax benefit (provision)	(7,848)	(1,896)	(7,195)	1,347
Net income	19,844	12,196	19,726	15,692
Net income (loss) attributable to non-controlling interests	585	(203)	721	723
Net income attributable to Itron, Inc.	$19,259	$12,399	$19,005	$14,969

Earnings per common share - Basic	$0.49	$0.31	$0.48	$0.38
Earnings per common share - Diluted	$0.49	$0.31	$0.48	$0.38

Weighted average common shares outstanding - Basic	39,356	39,431	39,296	39,426
Weighted average common shares outstanding - Diluted	39,544	39,678	39,528	39,724

ITRON, INC.
SEGMENT INFORMATION
(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Electricity	$183,755	$213,612	$363,973	$389,375
Gas	154,322	136,011	300,431	272,926
Water	151,276	132,552	299,744	267,410
Total Company	$489,353	$482,175	$964,148	$929,711

Gross profit
Electricity	$52,976	$62,545	$95,716	$107,457
Gas	56,711	50,128	115,117	100,770
Water	53,354	46,915	106,743	91,484
Total Company	$163,041	$159,588	$317,576	$299,711

Operating income (loss)
Electricity	$(1,247)	$(4,117)	$(24,216)	$(23,167)
Gas	24,329	18,881	50,053	38,411
Water	20,519	15,389	41,162	27,964
Corporate unallocated	(11,674)	(12,177)	(30,533)	(22,885)
Total Company	$31,927	$17,976	$36,466	$20,323

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Meters
Standard	4,480	4,730	9,330	9,170
Advanced and Smart	1,360	1,340	2,880	2,970
Total meters	5,840	6,070	12,210	12,140

Stand-alone communication modules
Advanced and Smart	1,580	1,350	2,930	2,690

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$114,780	$124,805
Accounts receivable, net	369,473	356,709
Inventories	192,413	177,467
Deferred tax assets current, net	37,103	37,110
Other current assets	112,172	103,275
Total current assets	825,941	799,366

Property, plant, and equipment, net	234,840	246,820
Deferred tax assets noncurrent, net	64,641	58,880
Other long-term assets	31,862	33,027
Intangible assets, net	172,927	195,840
Goodwill	541,539	548,578
Total assets	$1,871,750	$1,882,511

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$209,080	$199,769
Other current liabilities	69,064	70,768
Wages and benefits payable	93,069	89,314
Taxes payable	14,172	10,700
Current portion of debt	30,000	26,250
Current portion of warranty	23,689	21,048
Unearned revenue	53,487	37,163
Total current liabilities	492,561	455,012

Long-term debt	297,500	352,500
Long-term warranty	18,860	24,098
Pension plan benefit liability	87,988	88,687
Deferred tax liabilities noncurrent, net	6,297	7,326
Other long-term obligations	84,608	81,917
Total liabilities	987,814	1,009,540

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,293,548	1,290,629
Accumulated other comprehensive loss, net	(32,832)	(21,722)
Accumulated deficit	(394,666)	(413,671)
Total Itron, Inc. shareholders' equity	866,050	855,236
Non-controlling interests	17,886	17,735
Total equity	883,936	872,971
Total liabilities and equity	$1,871,750	$1,882,511

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2014	2013
Operating activities
Net income	$19,726	$15,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,606	49,031
Stock-based compensation	9,454	10,122
Amortization of prepaid debt fees	808	829
Deferred taxes, net	(8,046)	(11,543)
Goodwill impairment	977	-
Restructuring expense, non-cash	-	27
Other adjustments, net	85	324
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(14,712)	(4,278)
Inventories	(16,801)	(25,124)
Other current assets	(9,103)	(9,408)
Other long-term assets	312	4,489
Accounts payable, other current liabilities, and taxes payable	12,360	(10,280)
Wages and benefits payable	4,473	(5,661)
Unearned revenue	16,560	10,497
Warranty	(2,864)	(1,797)
Other operating, net	3,356	(3,946)
Net cash provided by operating activities	67,191	18,974

Investing activities
Acquisitions of property, plant, and equipment	(19,403)	(28,895)
Business acquisitions, net of cash equivalents acquired	-	(860)
Other investing, net	56	241
Net cash used in investing activities	(19,347)	(29,514)

Financing activities
Proceeds from borrowings	-	15,000
Payments on debt	(51,250)	(22,500)
Issuance of common stock	1,530	2,590
Repurchase of common stock	(7,164)	(16,126)
Other financing, net	1,204	2,220
Net cash used in financing activities	(55,680)	(18,816)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,189)	(3,393)
Increase (decrease) in cash and cash equivalents	(10,025)	(32,749)
Cash and cash equivalents at beginning of period	124,805	136,411
Cash and cash equivalents at end of period	$114,780	$103,662

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions, goodwill impairment and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense, acquisition related expense, goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income	$ 19,259	$ 12,399	$ 19,005	$ 14,969
Amortization of intangible assets	11,109	10,247	22,179	20,991
Amortization of debt placement fees	379	389	758	778
Restructuring expense	(7,793)	3,385	(2,269)	4,398
Acquisition related expenses	89	601	578	1,229
Goodwill impairment	-	-	977	-
Income tax effect of non-GAAP adjustments	(1,636)	(4,116)	(7,578)	(6,972)
Non-GAAP net income	$ 21,407	$ 22,905	$ 33,650	$ 35,393

Non-GAAP diluted EPS	$ 0.54	$ 0.58	$ 0.85	$ 0.89

Weighted average common shares outstanding - Diluted	39,544	39,678	39,528	39,724

ADJUSTED EBITDA
GAAP net income	$ 19,259	$ 12,399	$ 19,005	$ 14,969
Interest income	(53)	(194)	(150)	(1,255)
Interest expense	2,913	2,336	5,822	4,674
Income tax (benefit) provision	7,848	1,896	7,195	(1,347)
Depreciation and amortization	25,014	24,274	50,606	49,031
Restructuring expense	(7,793)	3,385	(2,269)	4,398
Acquisition related expenses	89	601	578	1,229
Goodwill impairment	-	-	977	-
Adjusted EBITDA	$ 47,277	$ 44,697	$ 81,764	$ 71,699

FREE CASH FLOW
Net cash provided by operating activities	$ 430	$ 18,379	$ 67,191	$ 18,974
Acquisitions of property, plant, and equipment	(10,839)	(14,130)	(19,403)	(28,895)
Free Cash Flow	$ (10,409)	$ 4,249	$ 47,788	$ (9,921)

NON-GAAP OPERATING INCOME
GAAP operating income	$ 31,927	$ 17,976	$ 36,466	$ 20,323
Amortization of intangible assets	11,109	10,247	22,179	20,991
Restructuring expense	(7,793)	3,385	(2,269)	4,398
Acquisition related expenses	89	601	578	1,229
Goodwill impairment	-	-	977	-
Non-GAAP operating income	$ 35,332	$ 32,209	$ 57,931	$ 46,941

NON-GAAP OPERATING EXPENSE
GAAP operating expense	$ 131,114	$ 141,612	$ 281,110	$ 279,388
Amortization of intangible assets	(11,109)	(10,247)	(22,179)	(20,991)
Restructuring expense	7,793	(3,385)	2,269	(4,398)
Acquisition related expenses	(89)	(601)	(578)	(1,229)
Goodwill impairment	-	-	(977)	-
Non-GAAP operating expense	$ 127,709	$ 127,379	$ 259,645	$ 252,770

SEGMENT RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$ (1,247)	$ (4,117)	$ (24,216)	$ (23,167)
Amortization of intangible assets	6,189	4,707	12,344	9,397
Restructuring expense	(7,925)	1,760	(8,455)	1,511
Acquisition related expenses	89	602	531	1,226
Goodwill impairment	-	-	977	-
Electricity - Non-GAAP operating income	$ (2,894)	$ 2,952	$ (18,819)	$ (11,033)

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$ 24,329	$ 18,881	$ 50,053	$ 38,411
Amortization of intangible assets	2,681	2,973	5,370	6,121
Restructuring expense	517	3	214	(898)
Gas - Non-GAAP operating income	$ 27,527	$ 21,857	$ 55,637	$ 43,634

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$ 20,519	$ 15,389	$ 41,162	$ 27,964
Amortization of intangible assets	2,239	2,567	4,465	5,473
Restructuring expense	453	510	1,010	1,119
Water - Non-GAAP operating income	$ 23,211	$ 18,466	$ 46,637	$ 34,556

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating income	$ (11,674)	$ (12,177)	$ (30,533)	$ (22,885)
Restructuring expense	(838)	1,112	4,962	2,666
Acquisition related expenses	-	(1)	47	3
Corporate unallocated - Non-GAAP operating income	$ (12,512)	$ (11,066)	$ (25,524)	$ (20,216)

CONTACT:
Itron, Inc.
Barbara Doyle
Vice President, Investor Relations
509-891-3443
or
Marni Pilcher
Director, Investor Relations
509-891-3847